Exhibit 99.4

Consent to Being Named a Prospective Director*

By signing this Directors’ Questionnaire, I hereby consent to being named as a nominee for director in any related materials filed by HSN, Inc. or IAC with the SEC and to serving as a director, if elected.

/s/William Costello

* Excerpted from Director Questionnaire